                                                                      EXHIBIT 12



         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                                ($ in millions)

                                             Years Ended December 31
                                  ---------------------------------------------
                                   1999     1998      1997      1996     1995
                                   ----     ----      ----      ----     ----
Fixed charges
Interest expense                  $127.8   $171.7   $ 233.2   $ 249.7   $ 202.1
Interest capitalized during
 the period                          3.6        -         -         -         -
Amortization of debt issuance
 expenses                            4.1      4.6       6.7       6.3       5.1
Portion of rental expense
 representative of interest         46.3     49.1      51.8      59.8      65.9
                                  ------   ------   -------   -------   -------
  Total Fixed Charges              181.8    225.4     291.7     315.8     273.1
                                  ------   ------   -------   -------   -------
Earnings
Income (loss) from continuing
 operations before income taxes    770.3    594.2    (748.1)     80.2    (786.0)
Add (deduct) share of loss
 (income) of associated
 companies                           8.9      (.3)      5.9      (4.9)      5.0
                                  ------   ------   -------   -------   -------
  Subtotal                         779.2    593.9    (742.2)     75.3    (781.0)
                                  ------   ------   -------   -------   -------

Fixed charges per above            181.8    225.4     291.7     315.8     273.1
Less interest capitalized during
 the period                         (3.6)       -         -         -         -
                                  ------   ------   -------   -------   -------
Total earnings (loss)             $957.4   $819.3   $(450.5)  $ 391.1   $(507.9)
                                  ======   ======   =======   =======   =======

Ratio of earnings to fixed
 charges                            5.27     3.63         *      1.24         *
                                  ======   ======   =======   =======   =======

* Earnings for the years ended December 31, 1997 and 1995 were inadequate to cover fixed charges by approximately $742.2 and $781.0 million, respectively.